Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc.’s Stock Trading Halted Today;

FDA Advisory Committee Meets to Discuss Imagify™

WATERTOWN, Mass., December 10, 2008 — Acusphere, Inc. (NASDAQ: ACUS) today announced that NASDAQ has halted trading in the Company’s common stock today. The Cardio Renal Advisory Committee to the U.S. Food & Drug Administration is meeting, in a public session, to review Acusphere’s lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States.

Conference Call

Acusphere plans to hold a conference call with investors tomorrow, Thursday, December 11, 2008, commencing at 8:30 am (Eastern Time). The conference call will cover the Advisory Committee meeting, and will be led by Sherri C. Oberg, President and Chief Executive Officer and Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-800-299-7635, or internationally 1-617-786-2901 using the confirmation code: 52594832. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through January 11, 2009, by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 50372331.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

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Contact: Company: Lawrence A. Gyenes, Chief Financial Officer Tel: (617) 648-8800 Media: Dave Schemelia HealthStar Public Relations Tel: (609) 468-9325	Investors: Tel: (617) 925-3444 Email: IR@acusphere.com Acusphere, Inc.